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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-42717), Form S-3 (File No. 333-29593), Form S-8 (File No. 333-02222), and Form S-8 (File No.
333-35149) of our reports dated April 20, 1998 on our audits of the Historical Summary of Rental Income and Direct Operating Expenses of the Concord Farms Office Park for the year ended December 31, 1997, and the Historical Summary of Income and Direct Operating Expenses of Poydras Plaza for the year ended December 31, 1997, which reports are included in this Current Report on Form 8-K.



                                   COOPERS & LYBRAND L.L.P.


San Francisco, California
April 20, 1998